EXHIBIT 23.4
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM
We hereby consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of LodgeNet Entertainment Corporation for the registration of its common stock and to the to the incorporation by reference of our report dated March 9, 2007, relating to the financial statements of StayOnline, Inc. (the “Company”) as of and for the years ended December 31, 2006 and 2005, which are included in Form 8-K/A (which report expresses an unqualified opinion with an explanatory paragraph relating to the Company’s ability to continue as a going concern) of Lodgenet Entertainment Corporation filed with the Securities and Exchange Commission on April 13, 2007.
/s/HLB Gross Collins, P.C.
HLB Gross Collins, P.C.
Atlanta, Georgia
October 4, 2007